Exhibit (a)(1)(J)

Email Announcing Time Of Conference Call On Expiration Date

To: Eligible Optionholders

Date: April 9, 2012

Subject: Conference Call Today At [            ] p.m., Eastern Time — Regarding Cynosure’s Offer to Exchange Certain Stock Options for New Stock Options

Today, shortly after 4:00 p.m., Eastern Time, we will distribute by e-mail to all eligible optionholders the exact ratios to be used in the exchange offer.

Today at [            ] p.m., we will host a meeting via conference call for all eligible optionholders both as a further means of disclosing the final exchange ratios and to answer any remaining questions that you may have regarding the option exchange offer.

The dial in number for the conference call is:

Access Phone Number: +1 917-210-2650

Access Code: 7136421

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